Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

October 8, 2019

Scorpio Tankers Inc.
9, Boulevard Charles III
MC 98000
Monaco

Re: Scorpio Tankers Inc.

Ladies and Gentlemen:
We have acted as counsel to Scorpio Tankers Inc. (the “Company”), a Marshall Islands corporation, in connection with the Company’s registration statement on Form F-3 (File No. 333-230469) (the “Registration Statement”), which became automatically effective with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the provisions of the U.S. Securities Act of 1933, as amended, a base prospectus of the Company dated March 22, 2019 (the “Base Prospectus”), and a prospectus supplement thereto dated September 30, 2019 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), relating to the registration for resale of 6,297,010 shares of the Company’s common stock, par value $0.01 per share (the “Secondary Shares”), to be offered by the Selling Shareholders named therein.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.
Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Secondary Shares have been duly authorized and are validly issued, fully paid and non-assessable.
This opinion is limited to the laws of the Republic of the Marshall Islands, as in effect on the date hereof.

Scorpio Tankers Inc.
October 8, 2019

We hereby consent to the filing of this opinion as an exhibit to the Company’s Report on Form 6-K to be filed with the Commission on the date hereof, which will be incorporated by reference into the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP